Exhibit 10.22

Norcraft Companies, LP

3020 Denmark Avenue, Suite 100

Eagan, Minnesota 55121

February 13, 2008

Mr. Simon Solomon

7712 French Drive

Brown Summit, NC 27214

Dear Simon,

I am pleased to confirm our offer and your acceptance for employment with Norcraft Companies, L.P. (the “Company”). This letter will set forth the terms of the employment agreement between you and the Company.

1.	Effective Date: Term. The “Effective Date” of this Agreement will be February 13, 2008, or such other date as is mutually agreed between you and the Company.

2.	Duties, etc. You will be employed as the President of Ultracraft. In this capacity, you will be one of the highest ranking management personnel of the Company. In addition, you will serve without additional compensation as an officer of any of the Company’s affiliates, as designated by the General Partner of the Company, unless such designation materially increases your responsibilities. You will be accountable to, and will also have such powers, duties and responsibilities as may from time to time be prescribed by the Chief Executive Officer of the Company or such other officer designated by him or the General Partner of the Company, provided that such duties and responsibilities are consistent with your position. You will perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability. You will devote substantially all of your working time and efforts to the business and affairs of the Company.

3.

Cash Compensation. Effective with your start date of February 13, 2008 through February 29, 2008 the Company will continue to pay you based upon our previously agreed upon severance arrangement dated September 8, 2006. Beginning March 1, 2008, the Company will pay you a base salary at the annual rate of $200,000. Your base salary will be reviewed at least annually. You will also be eligible for an annual bonus for each fiscal year completed during the term of your employment pursuant to the bonus plan for such year to be put in place by the Board of Managers of the General Partner of the Company for employees in the UltraCraft Cabinetry division; provided that, your annual bonus target for 2008 will be 30% of your annual base salary prorated from your start date until December 31, 2008. The Board of Managers of the General Partner of the Company will determine the bonus plans for each fiscal year after completing an assessment of business objectives and existing plans. All payments under this section or any other section of this letter agreement will be made in accordance with the regular payroll practices of the Company, reduced by applicable withholding.

4.	Equity. You will be given an opportunity to make a personal investment in Norcraft Holdings, L.P. during the calendar year 2008. The minimum investment amount will be $1.5 million (one million five hundred thousand dollars). Any investment will be through your purchase of Class A Units of Norcraft Holdings, L.P. The per share value will be determined by the Board of Managers at the time of your investment. Upon completion of your investment in Norcraft Holdings, L.P. you will be entitled to receive Class D limited partnership units (“Class D Units”) of the Company’s parent, Norcraft Holdings, L.P., a Delaware limited partnership (“Holdings”). The number of Class D units will be 15% of your investment amount up to a maximum of 300,000 units. If your investment is completed during calendar year 2008 the Class D units will be subject to 20% vesting in 2008 (subject to time and performance vesting) per the management incentive plan

5.	Benefits. You will be entitled to no less than twenty (25) paid vacation days per calendar year during the term of your employment. You will also be eligible to participate in all benefits and welfare plans which are generally available to senior employees of the Company’s Ultracraft division. The Board of Managers of the General Partner of the Company will undertake a review of any benefit and welfare plans and may modify the existing package of plans or adopt new plans after completing its assessment, with the intent of retaining a level of overall benefits substantially similar to those currently in place. In addition, the Company will reimburse your reasonable pre-approved relocation expenses incurred in connection with transferring your residence to an agreed upon location. Any reimbursement will be subject to and otherwise in accordance with the Company’s relocation policies and procedures. The determination of “reasonable relocation expenses” shall be in the sole judgment of the Company.

6.	Termination of Employment. You or the Company may terminate your employment at anytime and for any reason, subject to applicable statutory and common law restrictions. If the Company experiences a change of control you will be paid a minimum of one (1) year severance if new ownership elects to terminate your employment without cause.

7.

Confidentiality; Propriety Rights. Without the written consent of the General Partner of the Company, you will not during or after the term of your employment with the Company disclose to any person or entity (other than a person or entity to which disclosure is in your reasonable judgment necessary or appropriate in connection with the performance of your duties for the Company), any confidential or trade secret information obtained by you while in the employ of the Company the disclosure of which may be adverse to the interests of the Company or any of its affiliates, or use any such information to the detriment of the Company or any of its affiliates; provided, however, that such restriction shall not apply to information that is generally known to the public other than as a result of unauthorized disclosure by you. All inventions, developments, methods, processes and ideas conceived, developed or reduced to practice by you during your employment, and for three months thereafter, which are directly or indirectly useful in, or relate to, the business of or services provided by or sold by the Company or any of its affiliates shall be promptly and fully disclosed by you to an appropriate executive officer of the Company (accompanied by all papers, drawings, data and other materials relating thereto) and shall be the Company’s exclusive property as against you. You will, upon the Company’s request and at its expense (but without any additional compensation to you), execute all documents reasonably necessary to assign your right, title and interest in any such invention, development, method or idea (and to direct issuance to the Company of all patents or copyrights with respect thereto).

8.	Restricted Activities. You agree that, during the term of your employment with the Company you will not compete with the Company in the North American branded cabinet business. To this end, you agree that you will not directly or indirectly, be connected as an officer, director, employee, consultant, owner or otherwise with any business in North America which competes with the Company in the North American branded cabinet business. In addition, during the term of your employment with the Company and the period ending on the second-year anniversary of the Date of Termination, you agree to not directly (or indirectly through another person or entity) (i) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates, as the case may be, or in any way interfere with the relationship between the Company or any of its affiliates and any employee thereof, or(ii) hire any person who was an employee of the Company or any of its affiliates at any time during the term of your employment with the Company or the period ending on the second-year anniversary of the Date of Termination. You agree that the restrictions contained in this Section 7 are reasonably necessary for the protection of the Company and that a violation of such provisions will cause damage that may be irreparable or impossible to ascertain and, accordingly, that the Company will be entitled to injunctive or other similar relief in equity from a court of competent jurisdiction to enforce or restrain a violation of these restrictions. If your employment terminates with the Company for any reason, the Company may at its option elect to extend the restricted activities as outlined above by agreeing to pay you in the form of severance payments for a period of time which matches the restricted activities.

9.	Conflicting Agreements. You represent and warrant that the execution of this letter agreement and the performance by you of your obligations hereunder will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of your obligations hereunder. You will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

10.

Miscellaneous. The headings in this letter are for convenience only and shall not affect the meaning hereof. This letter agreement, together with the Holdings L.P. Agreement constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements and understandings, written or oral, with respect to your employment and compensation and all matters pertaining thereto. If any provision in this letter agreement should, for any reason, be held invalid or unenforceable in any respect, it shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law. This letter agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Minnesota without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. Should any action or proceeding be brought to construe or enforce the terms and conditions of this Agreement or the rights of the parties hereunder, the losing party shall pay to the prevailing party all court costs and reasonable attorneys’ fees and costs incurred in such action or proceeding.

11.	Acceptance. In accepting this offer, you represent that you have not relied on any agreement or representation, oral or written, express or implied, that is not set forth expressly in this letter agreement or the Holdings L.P. Agreement.

Very truly yours,

Norcraft Companies, L.P.
By Norcraft GP, L.L.C.,
Its general partner

By:
Name:	Mark Buller
Title:	President & CEO

Accepted and Agreed to:

Simon Solomon